Exhibit 99.1

Update: BIDZ.COM Stockholders Adopt Merger Agreement

REDONDO BEACH, Calif., Sept. 28, 2012 — Correction: An earlier press release published today incorrectly reported that Bidz.com had completed the previously announced merger with Glendon Group, Inc., and as a result of the merger, Bidz.com is a privately held company and its stock no longer trades on the Nasdaq Capital Market. However, until completion of the merger, Bidz,com remains a public company and its stock continues to trade on the Nasdaq Capital Market.

On September 27, 2012, BIDZ.com, Inc. (BIDZ), a leading online retailer of jewelry, held its annual meeting of stockholders. At the annual meeting, each proposal presented at the annual meeting was approved by the required vote of Bidz.com stockholders, including the adoption of the merger agreement with Glendon Group, Inc.

Each of Glendon Group’s conditions to closing the merger has now been satisfied. Under the merger agreement, Glendon Group is required to complete the merger on or before October 1, 2012.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and housewares and much more at price points up to 85% below traditional retail prices.

Contact:

Bidz.com, Inc.

Tawnia Suggs Specialist

Investor Relations

tsuggs@bidz.com